Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 24, 2022
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS FINANCIAL RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2022

PORTERVILLE, CALIF. – (BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three-and nine-month periods ended September 30, 2022. Sierra Bancorp reported consolidated net income of $9.9 million, or $0.66 per diluted share, for the third quarter of 2022, compared to $10.6 million, or $0.69 per diluted share in the third quarter of 2021. On a linked-quarter basis, the Company increased net income by $0.7 million, or 8%.

For the first nine months of 2022, the Company recognized net income of $26.5 million, or $1.76 per diluted share, as compared to $33.4 million, or $2.17 per diluted share, for the same period in 2021. The year-over-year change is due primarily to a $4.4 million provision for credit losses in 2022 as compared to a net release of allowance in 2021. The Company’s financial performance metrics for the first nine months of 2022 include an annualized return on average assets and a return on average equity of 1.03% and 10.98%, respectively, compared to 1.36% and 12.60%, respectively, for the same period in 2021.

“If people like you, they’ll listen to you, but if they trust you, they’ll do business with you.” – Zig Ziglar

“Banking is a critical part of our economy, locally and globally,” stated Kevin McPhaill, President and CEO. “At Bank of the Sierra, we understand this importance and are committed to providing financial services and solutions to individuals, businesses and other organizations in our communities throughout the entire economic cycle. With the dedication and drive from our legacy market and new lending teams, we are seeing great traction in obtaining new lending relationships throughout our markets. We are also experiencing solid deposit growth – a hallmark of our bank’s success – while maintaining nearly 39% of our deposit base in non-interest bearing accounts. The bank remains focused on this important part of community banking as our treasury management services and team expand. Looking to the fourth quarter and beyond, we have worked to position the bank for additional growth opportunities – it is an exciting time indeed!” McPhaill concluded.

Financial Highlights

Quarterly Changes (comparisons to the third quarter of 2021)

●	Net income decreased $0.7 million to $9.9 million. Net interest income was $2.2 million higher due to an increase in margin and growth in earning assets. This positive net interest income variance was offset by the net negative impact of the Company’s deferred compensation plan and related on-balance sheet funding through bank-owned life insurance of $0.6 million, as well as an unfavorable change in provision for credit losses on loans of $1.8 million.
●	Net interest income increased $2.2 million. We had a 17 basis point increase in net interest margin coupled with a $120 million increase in average earning assets.

Sierra Bancorp Financial Results

October 24, 2022

●	Noninterest income decreased $0.9 million or 12% primarily due to a $1.1 million decrease in bank-owned life insurance as previously mentioned.
●	The provision for credit losses on loans and leases was $1.2 million under the new current expected credit losses (“CECL”) methodology, as compared to a benefit of $0.6 million under the incurred loss model in the same quarter of 2021.
●	All capital ratios remain well above the regulatory requirements for a well-capitalized institution. The Community Bank Leverage ratio was 11.54% for Bank of the Sierra. The Sierra Bancorp Tier I leverage ratio was 10.45%.

Linked Quarter Changes (comparisons to the three months ended June 30, 2022)

●	Net income improved by $0.7 million, or 8%. Factors impacting this improvement include a $1.1 million decrease in noninterest expense, and a $3.4 million increase in net interest income after the provision for credit losses, offset by a $3.8 million decrease in noninterest income as further described below. The increase in net interest income was driven by higher average earning assets and a 40 basis point increase in the yield on earning assets, partially offset by a 27 basis point increase in the cost of interest-bearing liabilities.
●	Noninterest income decreased by $3.8 million, or 37%, due primarily to the sale of other assets in the second quarter of 2022 with no like sales in the third quarter of 2022.
●	The provision for credit losses on loans and leases decreased $1.3 million to $1.2 million due mostly to charge-offs in the second quarter as the overall quantitative and qualitative components of the allowance for credit losses remained relatively consistent with the prior quarter, although there were mostly offsetting adjustments within the qualitative components of the calculation.
●	Noninterest expense decreased $1.1 million, or 5%, mostly in other operating expense, due to a $0.7 million increase in other expense due to a proactive approach taken in the second quarter of 2022, due to FDIC supervisory guidance addressing certain consumer compliance risks associated with the treatment of non-sufficient fund charges on representments.

Year to-Date Changes (comparisons to the first nine-months of 2021)

●	Net income decreased $6.8 million, or 20%. The most significant line-item change was a $6.6 million increase in the provision for credit losses, under the “CECL” methodology. There was also a decrease of $2.2 million or 3% in net interest income, due mostly to an overall 25 basis point decline in net interest margin. The decline in margin was due primarily to lower yields and balances on loans, as well as higher overall funding costs partially offset by higher investment yields and balances.
●	Noninterest income increased by $2.1 million, or 10%, due to a $1.0 million recovery of prior year legal expenses, a $1.0 million gain on the sale of investment securities, a $3.2 million gain on the sale of other assets, partially offset by negative variances in BOLI income, and the fair market value adjustment of equity securities.
●	Noninterest expense increased $1.9 million, or 3%, due mostly to the increases in salary expense for new loan production teams and restitution payments to customers charged nonsufficient fund fees on representments in the past five years, partially offset by lower legal costs and a positive variance in director’s deferred compensation expense which is linked to the unfavorable changes in bank-owned life insurance income described above.

Statement of Condition Changes (comparisons to December 31, 2021)

●	Total assets increased by $161.3 million, or 5%, to $3.5 billion, during the first nine months of the year due mostly to an increase in deposits and borrowed funds which facilitated the purchase of investment securities in 2022.
●	Cash and due from banks decreased $170.8 million to $86.7 million during the first nine months of the year due mostly to an increase in earning assets.
●	Investment securities increased by $252.3 million, or 26%, to $1.2 billion primarily due to strategic purchases of $181 million of collateralized loan obligations, as well as other investment securities.
●	Gross loans increased $30.6 million due predominantly to the purchase of $173.1 million in high quality jumbo single family mortgage loan pools earlier in the year. These mortgage loan pool purchases were offset by $267.7 million in loan maturities, charge-offs and payoffs. Organic loan production for the first nine months of

Sierra Bancorp Financial Results

October 24, 2022

2022 was $225.1 million, as compared to $93.0 million for the comparative period in 2021. Negatively impacting loan growth was a $45.2 million decline in credit line utilization and a $54.6 million decline in mortgage warehouse line utilization. PPP loan forgiveness during the first nine months was $27.6 million.
●	Deposits totaled $2.9 billion at September 30, 2022, representing a year-to-date increase of $103.9 million, or 4%. The growth in deposits came from a $45.5 million increase in core transaction and savings accounts, coupled with a $58.4 million increase in time and wholesale brokered deposits.
●	Short-term debt totaled $215.1 million due to increases of $103.1 million in overnight FHLB borrowings and $5.1 million in customer repurchase agreements.

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the			As of or for the
	three months ended			nine months ended
	9/30/2022	6/30/2022	9/30/2021	9/30/2022	9/30/2021
Net income	$9,935	$9,204	$10,605	$26,546	$33,391
Diluted earnings per share	$0.66	$0.61	$0.69	$1.76	$2.17
Return on average assets	1.13%	1.07%	1.26%	1.03%	1.36%
Return on average equity	12.84%	11.68%	11.62%	10.98%	12.60%

Net interest margin (tax-equivalent)	3.63%	3.40%	3.46%	3.41%	3.66%
Yield on average loans and leases	4.28%	4.31%	4.61%	4.30%	4.57%
Yield on investments	3.51%	2.40%	1.47%	2.61%	1.71%
Cost of average total deposits	0.24%	0.11%	0.08%	0.15%	0.09%
Efficiency ratio (tax-equivalent) (1)	58.10%	59.19%	59.75%	61.10%	58.29%

Total assets	$3,532,289	$3,396,635	$3,442,739	$3,532,289	$3,442,739
Loans & leases net of deferred fees	$2,020,016	$2,021,581	$2,137,214	$2,020,016	$2,137,214
Noninterest demand deposits	$1,118,245	$1,120,413	$1,111,411	$1,118,245	$1,111,411
Total deposits	$2,885,468	$2,850,999	$2,820,646	$2,885,468	$2,820,646
Noninterest-bearing deposits over total deposits	38.8%	39.3%	39.4%	38.8%	39.4%

Shareholders' equity / total assets	8.4%	8.8%	10.6%	8.4%	10.6%
Tangible common equity ratio (2)	7.6%	8.0%	9.8%	7.6%	9.8%
Book value per share	$19.56	$19.82	$23.70	$19.56	$23.70
Tangible book value per share (2)	$17.58	$17.82	$21.69	$17.58	$21.69

(1)	Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $28.9 million, for the third quarter of 2022, a $2.2 million increase, or 8% over the third quarter of 2021, but decreased $2.2 million, or 3%, to $80.3 million for the first nine months of 2022 relative to the same period in 2021.

For the third quarter of 2022, growth in average interest-earning assets totaled $119.1 million, or 4%, as compared to the third quarter of 2021. The yield on these balances was 42 basis points higher for the same period due mostly to a shift in

Sierra Bancorp Financial Results

October 24, 2022

the mix of earning assets and the result of recent interest rate increases by the Federal Open Market Committee. This increase in yield was offset by a 40 basis point increase in the cost of our interest-bearing liabilities for the same period. Although transaction and savings deposit rates have not changed, higher costs of time deposits and borrowed funds including overnight purchases are the primary reasons for the increase in interest expense.

Net interest income for the comparative year-to-date periods decreased $2.2 million, or 3%, due to a change in mix of average interest-earning assets. Investment balances, including overnight funds, with an average yield of 2.61% increased $360.0 million, while gross average loan balances yielding 4.30% decreased $215.4 million. The overall yield on the average balances of earning assets was 11 basis points lower for the comparative periods, exacerbated by a 21 basis point increase in interest paid on liabilities. The net impact was a 25 basis point decrease in our net interest margin for the nine-months ending September 30, 2022, as compared to the same period in 2021.

The increase in investments includes a net increase of $181.9 million of exclusively AAA and AA tranches of collateralized loan obligations, for a total cost basis of $514.7 million at September 30, 2022. The average yield on such CLOs for September 2022 was 4.6% as compared to an average yield in December 2021 of 1.5%.

Interest expense was $3.0 million for the third quarter of 2022, an increase of $2.1 million, relative to the third quarter of 2021. For the first nine months of 2022, compared to the same period in 2021, interest expense increased $3.2 million to $6.0 million. The significant increase in interest expense is attributable to an unfavorable shift in deposit mix and the impact of recent interest rate increases, as the average balance of higher cost time deposits, including variable rate time deposits and borrowed funds increased by $20.4 million and $125.9 million respectively in the third quarter of 2022 as compared to the third quarter of 2021. For the year-to-date comparisons the increase is attributable to a $106.1 million increase in borrowed funds combined with the impact of recent interest rate increases.

The Company had $1.3 billion in adjustable and variable rate loans and $499.4 million in floating rate collateralized loan obligations, as compared to $279.5 million in floating rate CDs and $35.4 million in floating rate trust preferred securities at September 30, 2022. $236.0 million of the Company’s adjustable and variable rate loans have the ability to reprice in the next twelve months.

The Company continues to offer floating rate CDs which are indexed to prime. These floating rate CDs increased $40.6 million, or 17%, to $279.5 million at September 30, 2022, as compared to $238.9 million at December 31, 2021. Due to the increase in the prime rate during 2022, interest expense on floating rate CDs has increased $1.1 million for the third quarter of 2022 over the third quarter of 2021, and increased $1.3 million for the first nine months of 2022 as compared to the same period in 2021. These CDs require a minimum balance and pay a rate that is 325 – 400 basis points below the Wall Street Journal Prime rate, with a 20 basis point minimum rate.

Our net interest margin was 3.63% for the third quarter of 2022, as compared to 3.40% for the linked quarter and 3.46% for the third quarter of 2021.

Provision for Loan and Lease Losses

The Company recorded a provision for credit losses on loans and leases of $1.2 million in the third quarter of 2022 relative to a benefit of $0.6 million in the third quarter of 2021, and a year-to-date provision for credit losses on loans and leases of $4.4 million in 2022 as compared to a benefit of $2.5 million for the same period in 2021. The Company's $1.8 million increase in the provision for credit losses on loans and leases in the third quarter of 2022 as compared to the third quarter of 2021, and the $6.8 million year to date increase in the provision for credit losses on loans and leases, compared to the same period in 2021 was primarily due to the impact of $4.3 million in net charge-offs in the first nine months of 2022. The increase in the provision for credit losses on loans and leases for the third quarter of 2022 was principally from an $1.2 million increase to the specific reserve on a single dairy relationship while the increase in the provision for credit losses on loans and leases year-to-date also included a charge off on the same loan relationship combined with a single office building loan relationship that was sold at a discount due to an increased risk of default that would have likely led to a prolonged collection period.

Sierra Bancorp Financial Results

October 24, 2022

Noninterest Income

Total noninterest income decreased $0.9 million, or 12%, for the quarter ended September 30, 2022, as compared to the same quarter in 2021, and increased $2.1 million, or 10% for the year-to-date period ended September 30, 2022 as compared to the same period in 2021. The quarterly and year-to-date comparisons were primarily impacted by unfavorable fluctuations in income on bank-owned life insurance (BOLI) with underlying investments mapped directly to the Company’s deferred compensation plan. The year-to-date increases were favorably impacted by a $1.0 million gain on the sale of debt securities and $3.6 million from gains on the sale of other assets.

Service charges on customer deposit account income were relatively unchanged in the third quarter of 2022 as compared to the third quarter of 2021, however for the year-to-date comparison there was a $0.8 million increase primarily due to increases in overdraft and analysis fee income.

Noninterest Expense

Total noninterest expense increased by $0.1 million, or 1%, in the third quarter of 2022 relative to the third quarter of 2021, and by $1.9 million, or 3%, in the first nine months of 2022 as compared to the same period in 2021.

Salaries and Benefits were $0.9 million, or 9%, higher in the third quarter of 2022 as compared to the third quarter of 2021 and $2.9 million, or 9%, higher for the first nine months of 2022 compared to the same period in 2021. The reason for this increase is primarily due to increased salary expense due to the strategic hiring of lending and management staff for both the quarterly and year-to-date comparisons. There were 500 full-time equivalent employees at September 30, 2022 as compared to 482 at September 30, 2021.

Occupancy expenses were $0.1 million higher for the third quarter of 2022 as compared to the same quarter in 2021 and $0.3 million lower for the first nine months of 2022 as compared to the same period in 2021. The primary reason for increase in the quarterly comparisons was from increases in utility rate and usage. For the year-to-date comparison the decreases came from the closure of five branch facilities in 2021.

Other noninterest expense decreased $0.9 million, or 11%, for the third quarter 2022 as compared to the third quarter in 2021, and decreased $0.7 million, or 3% for the first nine months of 2022 as compared to the same period in 2021. The variances for the third quarter of 2022 compared to the same period in 2021 was primarily driven by a decrease of $0.5 million in legal costs, a $0.7 million favorable variance in directors deferred compensation expense, linked to the changes in BOLI income, and lower telecommunications costs. For the year-over-year comparison, the categories of increase were the same as with the quarterly comparison, along with a $0.3 million decrease in consultant expenses partially offset by increases in hiring and recruiting costs, and a $0.7 million restitution payment to customers charged nonsufficient fund fees in the past five years for representments.

The Company's provision for income taxes was 25.1% of pre-tax income in the third quarter of 2022 relative to 24.1% in the third quarter of 2021, and 26.1% of pre-tax income for the first nine months of 2022 relative to 25.0% for the same period in 2021. The increase in effective tax rate in the third quarter of 2022 and year-to-date comparisons is due to tax credits and tax-exempt income representing a smaller percentage of total taxable income. The decline in tax-exempt income is due mostly to unfavorable changes in bank-owned life insurance with investments linked to the Company’s deferred compensation plan.

Balance Sheet Summary

Balance sheet changes during the first nine months of 2022 include an increase in total assets of $161.3 million, or 5%, primarily a result of a $252.3 million increase in investments securities, partially offset by a $170.8 million decrease in cash and due from banks.

The increase in investment securities of $252.3 million for the year-to-date period consisted primarily of increases in municipal bonds of $65.8 million, corporate securities of $25.8 million, and AAA and AA tranches of collateralized loan

Sierra Bancorp Financial Results

October 24, 2022

obligations of $167.2 million, partially offset by decreases in government and agency securities, including mortgage-backed securities and collateralized mortgage obligations of $6.4 million.

Gross loan balances increased $30.6 million during the first nine months of 2022, as compared to December 31, 2021. The increase was primarily a result of an increase in 1-4 family residential real estate loans, mostly from the purchase of $173.1 million in high quality jumbo mortgage loans. Other positive variances from organic growth included a $10.7 million increase in ag real estate, a $16.2 million increase in multi-family real estate, and an increase of $4.3 million in commercial real estate. Negatively impacting these positive variances were loan paydowns and maturities resulting in net declines in many categories even with solid loan production. In particular there was a $28.4 million net decrease in construction loans, a $40.5 million decrease in commercial and industrial loans, and a $54.6 million unfavorable variance in mortgage warehouse loans. Further, SBA PPP loan forgiveness resulted in a $27.6 million decline in loan balances, included in the commercial and industrial variance noted above.

As indicated in the loan roll forward below, new credit extended for the third quarter of 2022 increased $78.3 million over the same period in 2021, and increased $132.1 million for the year-to-date comparisons. This organic loan growth is attributable to the new agricultural and commercial real estate lending teams added earlier this year. Contributing to our organic growth, loans purchased during the first nine months of 2022 totaled $173.1 million, however we had $267.7 million in loan paydowns and maturities, along with a $54.6 million decrease in mortgage warehouse line utilization and a $45.2 million decrease in line of credit utilization.

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the nine months ended:
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Gross loans beginning balance	$2,022,662	$1,983,331	$2,144,796	$1,989,726	$2,463,111
New credit extended	82,958	119,553	4,656	225,054	92,950
Loan purchases	—	46,364	122,291	173,082	122,291
Changes in line of credit utilization	(7,811)	(17,837)	(15,852)	(45,201)	(55,509)
Change in mortgage warehouse	(11,581)	956	(23,865)	(54,630)	(181,192)
Pay-downs, maturities, charge-offs and amortization (1)	(65,864)	(109,705)	(92,200)	(267,667)	(301,825)
Gross loans ending balance	2,020,364	2,022,662	2,139,826	2,020,364	2,139,826
Deferred costs and (fees), net	(348)	(1,081)	(2,612)	(348)	(2,612)
Loans, net of deferred costs and (fees)	$2,020,016	$2,021,581	$2,137,214	$2,020,016	$2,137,214

(1)	Includes $1.6 million from the sale of a performing loan during the second quarter of 2022.

Unused commitments, excluding mortgage warehouse and overdraft lines, were $228.4 million at September 30, 2022, compared to $219.6 million at December 31, 2021. Total line utilization, excluding mortgage warehouse and overdraft lines, was 58% at September 30, 2022 and 61% at December 31, 2021 and was 33% at September 30, 2022 and 52% at December 31, 2021, including mortgage warehouse lines. Mortgage warehouse utilization declined significantly to 9% at September 30, 2022, as compared to 28% at December 31, 2021.

PPP loans continue to decline as borrowers receive forgiveness on these loans. There were 43 loans for $3.6 million outstanding at September 30, 2022, compared to 440 loans for $31.8 million at December 31, 2021.

Deposit balances reflect growth of $103.9 million, or 4%, during the first nine months of 2022. Core non-maturity deposits increased by $45.5 million, or 2%, while customer time deposits increased by $38.4 million, or 13%. Wholesale brokered deposits increased by $20.0 million, or 33%. Overall noninterest-bearing deposits as a percent of total deposits at September 30, 2022, were 38.8%, as compared to 39.0% at December 31, 2021.

Sierra Bancorp Financial Results

October 24, 2022

Other interest-bearing liabilities of $215.1 million on September 30, 2022, consists of $112.0 million in customer repurchase agreements and $103.1 million of overnight FHLB borrowings. Other interest-bearing liabilities at December 31, 2021 consisted exclusively of $106.9 million in customer repurchase agreements.

The Company continues to have substantial liquidity. At September 30, 2022, and December 31, 2021, the Company had the following sources of primary and secondary liquidity (Dollars in Thousands, Unaudited):

Primary and secondary liquidity sources	September 30, 2022	December 31, 2021
Cash and cash equivalents	$86,683	$257,528
Unpledged investment securities	1,041,115	806,132
Excess pledged securities	34,606	47,024
FHLB borrowing availability	724,047	787,519
Unsecured lines of credit	305,000	305,000
Funds available through fed discount window	34,235	50,608
Totals	$2,225,686	$2,253,811

Total capital of $295.1 million at September 30, 2022 reflects a decrease of $67.4 million, or 19%, relative to year-end 2021. The decrease in equity during the first nine months of 2022 was due to the addition of $26.5 million in net income, offset by a $72.2 million unfavorable swing in accumulated other comprehensive income/loss, due principally to changes in investment securities’ fair value, a one-time adjustment from the implementation of CECL on January 1, 2022, for $7.3 million, $4.9 million in share repurchases, net of $10.4 million in dividends paid. The remaining difference is related to stock options exercised and restricted stock granted during the first nine months.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans and foreclosed assets, increased by $22.2 million to $26.8 million for the first nine months of 2022. The Company's ratio of nonperforming loans to gross loans increased to 1.33% at September 30, 2022 from 0.23% at December 31, 2021. The increase resulted from an increase in non-accrual loan balances, primarily as a result of a downgrade in the first quarter of 2022 of one loan relationship in the dairy industry consisting of four separate loans. All of the Company's nonperforming assets are individually evaluated for credit loss quarterly and management believes the established allowance for credit loss on such loans is appropriate based primarily on recent independent appraisals.

The Company's allowance for credit losses on loans and leases was $23.8 million at September 30, 2022, as compared to $14.3 million at December 31, 2021. The $9.5 million increase in the allowance for credit losses on loans and leases during the first nine months of 2022 is due to a $9.5 million one-time adjustment from the implementation of CECL on January 1, 2022, a $4.4 million provision for credit losses on loans and leases, and net loan charge-offs of $4.3 million.

The allowance for credit losses on loans and leases was 1.18% of gross loans at September 30, 2022, and 0.72% of gross loans at December 31, 2021. Management's detailed analysis indicates that the Company's allowance for credit losses on loans and leases should be sufficient to cover credit losses for the life of the loans and leases outstanding as of September 30, 2022, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 45th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center in Templeton, California, an SBA center, and a dedicated loan production office in Roseville, California. In 2022, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Sierra Bancorp Financial Results

October 24, 2022

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

October 24, 2022

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
Cash and due from banks	$86,683	$161,875	$253,534	$257,528	$422,350
Investment securities
Available-for-sale, at fair value	1,069,434	864,178	1,025,032	973,314	732,312
Held-to-maturity, at amortized cost, net of allowance for credit losses	156,211	161,399	—	—	—
Real estate loans
1-4 family residential construction	—	5,542	8,800	21,369	34,720
Other construction/land	18,315	20,816	24,633	25,299	25,512
1-4 family - closed-end	420,136	429,109	398,871	289,457	220,240
Equity lines	21,126	25,260	23,389	26,588	31,341
Multi-family residential	69,665	66,367	59,711	53,458	55,628
Commercial real estate - owner occupied	324,696	312,060	331,764	334,446	345,116
Commercial real estate - non-owner occupied	896,954	898,159	857,051	882,888	995,921
Farmland	117,385	101,675	98,865	106,706	124,446
Total real estate loans	1,868,277	1,858,988	1,803,084	1,740,211	1,832,924
Agricultural production loans	31,290	28,660	31,663	33,990	43,296
Commercial and industrial	70,147	72,616	87,173	109,791	132,292
Mortgage warehouse lines	46,553	58,134	57,178	101,184	126,486
Consumer loans	4,097	4,264	4,233	4,550	4,828
Gross loans and leases	2,020,364	2,022,662	1,983,331	1,989,726	2,139,826
Deferred loan and lease fees	(348)	(1,081)	(1,200)	(1,865)	(2,612)
Allowance for credit losses on loans and leases	(23,790)	(22,802)	(22,530)	(14,256)	(15,617)
Net loans and leases	1,996,226	1,998,779	1,959,601	1,973,605	2,121,597

Bank premises and equipment	22,688	22,937	23,239	23,571	24,490
Other assets	201,047	187,467	157,448	142,996	141,990
Total assets	$3,532,289	$3,396,635	$3,418,854	$3,371,014	$3,442,739

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,118,245	$1,120,413	$1,104,691	$1,084,544	$1,111,411
Interest-bearing transaction accounts	732,468	736,034	776,457	744,553	765,823
Savings deposits	481,882	482,140	480,178	450,785	451,248
Money market deposits	140,620	152,596	149,918	147,793	141,348
Customer time deposits	332,253	299,816	293,699	293,897	290,816
Wholesale brokered deposits	80,000	60,000	60,000	60,000	60,000
Total deposits	2,885,468	2,850,999	2,864,943	2,781,572	2,820,646

Long-term debt	49,196	49,173	49,151	49,141	49,221
Subordinated debentures	35,436	35,392	35,347	35,302	35,258
Other interest-bearing liabilities	215,112	118,014	107,760	106,937	92,553
Total deposits and interest-bearing liabilities	3,185,212	3,053,578	3,057,201	2,972,952	2,997,678

Allowance for credit losses on unfunded loan commitments	940	893	1,040	203	203
Other liabilities	51,065	43,117	34,922	35,365	80,351
Total capital	295,072	299,047	325,691	362,494	364,507
Total liabilities and capital	$3,532,289	$3,396,635	$3,418,854	$3,371,014	$3,442,739

Sierra Bancorp Financial Results

October 24, 2022

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	2,517	2,769	3,022	3,275	3,527
Total intangible assets	$29,874	$30,126	$30,379	$30,632	$30,884

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
Non-accruing loans	$26,772	$29,745	$30,446	$4,522	$6,788
Foreclosed assets	—	2	93	93	93
Total nonperforming assets	$26,772	$29,747	$30,539	$4,615	$6,881

Performing TDR's (not included in NPA's)	$4,639	$4,714	$4,568	$4,910	$5,509
Net (recoveries) / charge offs	$4,280	$4,056	$1,778	$(168)	$(329)

Past due & still accruing (30-89)	$1,242	$1,037	$2,809	$2,013	$380

Non-performing loans to gross loans	1.33%	1.47%	1.54%	0.23%	0.32%
NPA's to loans plus foreclosed assets	1.33%	1.47%	1.54%	0.23%	0.32%
Allowance for credit losses on loans and leases to loans	1.18%	1.13%	1.14%	0.72%	0.73%

SELECT PERIOD-END STATISTICS
(Unaudited)
	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
Shareholders' equity / total assets	8.4%	8.8%	9.5%	10.8%	10.6%
Gross loans / deposits	70.0%	70.9%	69.2%	71.5%	75.9%
Non-interest bearing deposits / total deposits	38.8%	39.3%	38.6%	39.0%	39.4%

Sierra Bancorp Financial Results

October 24, 2022

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2022	6/30/2022	9/30/2021	9/30/2022	9/30/2021
Interest income	$31,928	$28,206	$27,629	$86,216	$85,179
Interest expense	3,017	1,621	913	5,963	2,719
Net interest income	28,911	26,585	26,716	80,253	82,460

Provision / (benefit) for credit losses on loans and leases	1,212	2,548	(600)	4,360	(2,450)
Provision / (benefit) for credit losses on unfunded loan commitments	47	(147)	-	(194)	-
Provision for credit losses on held-to-maturity securities	-	18	-	18	-
Net interest income after provision	27,652	24,166	27,316	76,069	84,910

Service charges	3,216	3,204	3,186	9,460	8,677
BOLI (expense) income	(23)	(582)	1,048	(1,251)	2,445
Gain on sale of investments	-	-	11	1,032	11
Other noninterest income	3,419	7,817	3,290	13,873	9,844
Total noninterest income	6,612	10,439	7,535	23,114	20,977

Salaries and benefits	11,521	11,745	10,618	35,070	32,194
Occupancy expense	2,470	2,406	2,359	7,170	7,472
Other noninterest expenses	7,005	7,962	7,898	21,042	21,715
Total noninterest expense	20,996	22,113	20,875	63,282	61,381

Income before taxes	13,268	12,492	13,976	35,901	44,506
Provision for income taxes	3,333	3,288	3,371	9,355	11,115
Net income	$9,935	$9,204	$10,605	$26,546	$33,391

TAX DATA
Tax-exempt muni income	$2,346	$1,854	$1,578	$5,926	$4,539
Interest income - fully tax equivalent	$32,552	$28,699	$28,048	$87,791	$86,386

Sierra Bancorp Financial Results

October 24, 2022

PER SHARE DATA
(Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2022	6/30/2022	9/30/2021	9/30/2022	9/30/2021
Basic earnings per share	$0.66	$0.62	$0.70	$1.77	$2.19
Diluted earnings per share	$0.66	$0.61	$0.69	$1.76	$2.17
Common dividends	$0.23	$0.23	$0.22	$0.69	$0.65

Weighted average shares outstanding	14,954,503	14,931,701	15,257,367	14,968,242	15,247,477
Weighted average diluted shares	15,014,048	15,004,017	15,343,543	15,046,883	15,369,249

Book value per basic share (EOP)	$19.56	$19.82	$23.70	$19.56	$23.70
Tangible book value per share (EOP)	$17.58	$17.82	$21.69	$17.58	$21.69

Common shares outstanding (EOP)	15,085,675	15,090,792	15,382,518	15,085,675	15,382,518

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2022	6/30/2022	9/30/2021	9/30/2022	9/30/2021
Return on average equity	12.84%	11.68%	11.62%	10.98%	12.60%
Return on average assets	1.13%	1.07%	1.26%	1.03%	1.36%
Net interest margin (tax-equivalent)	3.63%	3.40%	3.46%	3.41%	3.66%
Efficiency ratio (tax-equivalent)¹	58.10%	59.19%	59.78%	61.10%	58.29%
Net charge offs (recoveries) to avg loans (not annualized)	0.01%	0.11%	0.01%	0.21%	(0.01)%

(1) Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income.

The following non-GAAP schedule reconciles the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

NON-GAAP FINANCIAL MEASURES
(Unaudited)
	9/30/2022	6/30/2022	9/30/2021
Total stockholders' equity	$295,072	$299,047	$364,507
Less: goodwill and other intangible assets	29,874	30,126	30,884
Tangible common equity	$265,198	$268,921	$333,623

Total assets	$3,532,289	$3,396,635	$3,442,739
Less: goodwill and other intangible assets	29,874	30,126	30,884
Tangible assets	$3,502,415	$3,366,509	$3,411,855

Common shares outstanding	15,085,675	15,090,792	15,382,518

Book value per common share	$19.56	$19.82	$23.70
Tangible book value per common share	$17.58	$17.82	$21.69
Equity ratio - GAAP (total stockholders' equity / total assets	8.35%	8.80%	10.59%
Tangible common equity ratio (tangible common equity / tangible assets)	7.57%	7.99%	9.78%

Sierra Bancorp Financial Results

October 24, 2022

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the nine months ended:
Noninterest income:	9/30/2022	6/30/2022	9/30/2021	9/30/2022	9/30/2021
Service charges on deposit accounts	$3,216	$3,204	$3,186	$9,460	$8,677
Debit card fees	2,241	2,161	2,192	6,458	6,321
Bank-owned life insurance	(23)	(582)	1,048	(1,251)	2,445
Other service charges and fees	741	732	708	2,205	2,190
Gain on sale of securities	—	—	11	1,032	11
Loss on tax credit investment	64	(113)	(144)	(162)	(390)
Other	373	5,037	534	5,372	1,723
Total noninterest income	$6,612	$10,439	$7,535	$23,114	$20,977
As a % of average interest earning assets (1)	0.81%	1.31%	0.96%	0.96%	0.91%

Noninterest expense:
Salaries and employee benefits	$11,521	$11,745	$10,618	$35,070	$32,194
Occupancy costs
Furniture & equipment	399	511	406	1,363	1,312
Premises	2,071	1,895	1,953	5,807	6,160
Advertising and marketing costs	466	449	370	1,322	982
Data processing costs	1,564	1,525	1,470	4,574	4,409
Deposit services costs	2,450	2,417	2,402	7,112	6,752
Loan services costs
Loan processing	128	186	109	426	343
Foreclosed assets	(3)	92	(19)	84	78
Other operating costs
Telephone & data communications	358	377	534	1,179	1,582
Postage & mail	47	223	60	326	253
Other	507	1,447	470	2,374	1,269
Professional services costs
Legal & accounting services	535	673	966	1,753	2,091
Director's deferred compensation	(143)	(504)	531	(1,192)	1,133
Other professional service	855	763	789	2,306	2,086
Stationery & supply costs	114	116	107	315	259
Sundry & tellers	127	198	109	463	478
Total noninterest expense	$20,996	$22,113	$20,875	$63,282	$61,381
As a % of average interest earning assets (1)	2.58%	2.78%	2.66%	2.64%	2.67%
Efficiency ratio (2)(3)	58.10%	59.19%	59.75%	61.10%	58.30%

(1)	Annualized
(2)	Tax equivalent
(3)	Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income.

Sierra Bancorp Financial Results

October 24, 2022

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from's	$ 21,845	$ 103	1.87%	$ 146,287	$ 270	0.74%	$ 379,597	$ 146	0.15%
Taxable	851,683	7,646	3.56%	752,693	4,477	2.39%	389,524	1,679	1.71%
Non-taxable	336,567	2,346	3.50%	284,198	1,854	3.31%	259,996	1,578	3.05%
Total investments	1,210,095	10,095	3.51%	1,183,178	6,601	2.40%	1,029,117	3,403	1.47%

Loans and leases: (3)
Real estate	1,862,738	19,808	4.22%	1,844,367	19,659	4.28%	1,775,611	20,805	4.65%
Agricultural production	29,724	274	3.66%	30,466	232	3.05%	43,243	410	3.76%
Commercial	75,482	973	5.11%	80,533	980	4.88%	140,105	1,796	5.09%
Consumer	4,228	132	12.39%	4,264	207	19.47%	4,862	205	16.73%
Mortgage warehouse lines	46,969	623	5.26%	49,884	493	3.96%	118,036	982	3.30%
Other	2,349	23	3.88%	2,354	34	5.79%	1,463	28	7.59%
Total loans and leases	2,021,490	21,833	4.28%	2,011,868	21,605	4.31%	2,083,320	24,226	4.61%
Total interest earning assets (4)	3,231,585	$ 31,928	4.00%	3,195,046	$ 28,206	3.60%	3,112,437	$ 27,629	3.58%
Other earning assets	15,717			15,628			15,713
Non-earning assets	255,529			239,803			212,116
Total assets	$ 3,502,831			$ 3,450,477			$ 3,340,266

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 197,731	$ 131	0.26%	$ 221,322	$ 120	0.22%	$ 148,175	$ 86	0.23%
NOW	531,205	80	0.06%	542,915	82	0.06%	605,620	115	0.08%
Savings accounts	485,167	73	0.06%	480,654	70	0.06%	443,406	63	0.06%
Money market	151,816	25	0.07%	155,574	23	0.06%	139,433	26	0.07%
Time deposits	313,764	1,377	1.74%	295,850	441	0.60%	293,379	248	0.31%
Wholesale brokered deposits	63,529	75	0.47%	60,000	48	0.32%	72,283	53	0.29%
Total interest bearing deposits	1,743,212	1,761	0.40%	1,756,315	784	0.18%	1,702,296	591	0.14%
Borrowed funds:
Other interest-bearing liabilities	159,530	390	0.98%	112,586	77	0.27%	79,132	41	0.21%
Long-term debt	49,182	427	3.44%	49,160	430	3.51%	3,812	38	3.95%
Subordinated debentures	35,409	439	4.92%	35,365	330	3.74%	35,229	243	2.74%
Total borrowed funds	244,121	1,256	2.04%	197,111	837	1.70%	118,173	322	1.08%
Total interest bearing liabilities	1,987,333	3,017	0.60%	1,953,426	1,621	0.33%	1,820,469	913	0.20%
Demand deposits - noninterest bearing	1,140,840			1,132,601			1,104,506
Other liabilities	67,603			48,458			53,134
Shareholders' equity	307,055			315,992			362,157
Total liabilities and shareholders' equity	$ 3,502,831			$ 3,450,477			$ 3,340,266

Interest income/interest earning assets			4.00%			3.60%			3.58%
Interest expense/interest earning assets			0.37%			0.20%			0.12%
Net interest income and margin (5)		$ 28,911	3.63%		$ 26,585	3.40%		$ 26,716	3.46%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $0.1 million and $1.0 million for the quarters ended September 30, 2022 and 2021, respectively, and $0.4 million for the quarter ended June 30, 2022.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

October 24, 2022

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the nine months ended			For the nine months ended
	September 30, 2022			September 30, 2021
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$120,359	$466	0.52%	$255,962	$250	0.13%
Taxable	783,384	15,613	2.66%	351,109	4,835	1.84%
Non-taxable	305,212	5,926	3.29%	241,866	4,539	3.18%
Total investments	1,208,955	22,005	2.61%	848,937	9,624	1.71%

Loans and leases:(3)
Real estate	$1,820,568	$57,792	4.24%	$1,826,476	$63,211	4.63%
Agricultural	31,376	809	3.45%	44,441	1,237	3.72%
Commercial	84,301	3,351	5.31%	165,916	6,371	5.13%
Consumer	4,313	545	16.89%	5,085	594	15.62%
Mortgage warehouse lines	52,650	1,626	4.13%	167,293	4,061	3.25%
Other	2,066	88	5.69%	1,503	81	7.21%
Total loans and leases	1,995,274	64,211	4.30%	2,210,714	75,555	4.57%
Total interest earning assets (4)	3,204,229	86,216	3.66%	3,059,651	85,179	3.77%
Other earning assets	15,675			14,817
Non-earning assets	235,516			207,523
Total assets	$3,455,420			$3,281,991

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$207,319	$357	0.23%	$147,000	$251	0.23%
NOW	540,078	243	0.06%	592,177	332	0.07%
Savings accounts	477,904	210	0.06%	419,861	175	0.06%
Money market	152,912	71	0.06%	138,408	86	0.08%
Time deposits	301,173	2,053	0.91%	347,253	798	0.59%
Brokered deposits	61,189	172	0.38%	88,132	176	0.27%
Total interest bearing deposits	1,740,575	3,106	0.24%	1,732,831	1,818	0.14%
Borrowed funds:
Other interest-bearing liabilities	125,985	549	0.58%	67,981	127	0.39%
Long-term debt	49,162	1,284	3.49%	1,285	38	3.95%
Subordinated debentures	35,365	1,024	3.87%	35,186	736	2.80%
Total borrowed funds	210,512	2,857	1.81%	104,452	901	1.15%
Total interest bearing liabilities	1,951,087	5,963	0.41%	1,800,812	2,719	0.20%
Demand deposits - noninterest bearing	1,122,556			1,045,179
Other liabilities	58,393			45,191
Shareholders' equity	323,384			354,338
Total liabilities and shareholders' equity	$3,455,420			$3,281,991

Interest income/interest earning assets			3.66%			3.77%
Interest expense/interest earning assets			0.25%			0.11%
Net interest income and margin(5)		$80,253	3.41%		$82,460	3.66%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $0.9 million and $3.4 million for the nine months ended September 30, 2022 and 2021, respectively.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

#####################################

Category: Financial

Source: Sierra Bancorp